EXHIBIT 4.15

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

2019 EQUITY AWARD PLAN
(Adopted on May 24, 2019 and with effect from December 1, 2019)

1.Purpose

The purpose of the Plan is to provide a means through which the Company and its Subsidiaries may attract able persons to enter and remain in the employ of the Company and its Subsidiaries, and to provide a means whereby employees, directors and consultants of the Company and its Subsidiaries can acquire and maintain Share ownership, or be paid incentive compensation measured by reference to the value of Shares, thereby strengthening their commitment to the welfare of the Company and its Subsidiaries and promoting an identity of interest between Shareholders and these persons.
17.03(1)

So that the appropriate incentive can be provided, this Plan provides for granting Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Share Bonuses and Performance Compensation Awards, or any combination of the foregoing.

2.Definitions

The following definitions shall be applicable throughout the Plan.

(a)“Approval Date” means May 24, 2019, the date on which the Shareholders’ approval for this Plan was obtained at the general meeting of the Company.

(b)“associate” has the meaning ascribed to it under the Listing Rules;

(c)“Award” means, individually or collectively, any Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Share Bonus or Performance Compensation Award granted under the Plan.

(d)“Board” means the Board of Directors of the Company.

(e)“Business Day” means a day on which the Stock Exchange is open for the business of dealing in securities.

(f)“Cancelled Shares” means those Shares which were the subject of options which had been granted and accepted under the Plan or any of the other plans of the Company but subsequently cancelled. For the avoidance of doubt, “Cancelled Shares” shall exclude “Lapsed Shares”.

(g)“Cause” means the Company or a Subsidiary having “cause” to terminate a Participant’s employment or service, as defined in any existing employment, consulting or any other agreement between the Participant and the Company or a Subsidiary or, in the absence of such an employment, consulting or other agreement, upon (i) the determination by the Committee that the Participant has ceased to perform his duties to the Company, or a Subsidiary (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties to such party, (ii) the Committee’s determination that the Participant has engaged or is about to engage in conduct materially injurious to the Company or a Subsidiary, (iii) the Participant having been convicted of, or pleading guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, (iv) the failure of the Participant to follow the lawful instructions of the Board or his direct superiors or (v) in the case of a Participant who is a Non-Employee Director, the Participant ceasing to be a member of the Board in connection with the Participant engaging in any of the activities described in clauses (i) through (iv) above.

(h)“Change in Control” shall, unless in the case of a particular Award where the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i)the acquisition by any individual, entity or group of beneficial ownership of 50% or more (on a fully diluted basis) of either (A) the then outstanding Shares, taking into account as outstanding for this purpose such Shares issuable upon the exercise of options or warrants, the conversion of convertible shares or debt, and the exercise of any similar right to acquire such Shares or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Subsidiary, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (III) any acquisition by Sheldon G. Adelson (“Adelson”) or any Related Party or any group of which Adelson or a Related Party is a member (a “Designated Holder”), (IV) any acquisition which complies with clauses (A) and (B) of subsection (v) of this Section 2(h), (V) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(ii)individuals who, on the Approval Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Approval Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board) shall be deemed to be an Incumbent Director;

(iii)the dissolution or liquidation of the Company;

(iv)the sale, transfer or other disposition of all or substantially all of the business or assets of the Company, other than any such sale, transfer or other disposition to one or more Designated Holders; or

(v)the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination, and (B) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

(i)“close associate” has the meaning ascribed to it under the Listing Rules;

(j)“Committee” means (i) the Remuneration Committee of the Board or (ii) (x) if no such committee has been appointed by the Board or (y) even if such a committee has been appointed, with respect to the grant of an Award to a Non-Employee Director and the administration of such Award, the Board.

(k)“Companies Law” means the Companies Law (2018 Revision), or its equivalent legislation, of the Cayman Islands (as amended from time to time);

(l)“Company” means Sands China Ltd., an exempted limited liability company incorporated in the Cayman Islands, and any successor thereto.

(m)“Date of Grant” means the date on which an Award is granted, as may be specified in the relevant authorization of such Award or, if there is no such date, the date indicated on the applicable Award agreement.

(n)“Disability” means, unless in the case of a particular Award the applicable Award agreement states otherwise, the Company or a Subsidiary having cause to terminate a Participant’s employment or service on account of “disability,” as defined in any existing employment, consulting or other similar agreement between the Participant and the Company or a Subsidiary or, in the absence of such an employment, consulting or other agreement, a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or a Subsidiary or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced, as determined by the Committee based upon medical evidence acceptable to it.

(o)“Effective Date” means December 1, 2019, the date on which this Plan becomes effective, subject to the conditions set out in Section 3.

(p)“Eligible Person” means any (i) individual regularly employed by the Company or a Subsidiary who satisfies all of the requirements of Section 6; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument related thereto; or (ii) director of the Company or a Subsidiary or (iii) consultant or advisor to the Company or a Subsidiary.
17.03(2)

(q)“Fair Market Value”, on a given date means (i) if the Shares are listed on the Stock Exchange, the official closing price of a Share reported in the daily quotation sheet of the Stock Exchange on such date or, if there is no such price on that date, then on the last preceding date on which such a price was reported; (ii) if the Shares are not listed on any securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price of a Share reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are not listed on a securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of a Share on such date based upon a good faith attempt to value the Shares accurately and computed in accordance with the International Financial Reporting Standards as applicable from time to time.

(r)“inside information” has the meaning ascribed to it under the Listing Rules.

(s)“Lapsed Shares” means those Shares which were the subject of options which had been granted and accepted under this Plan or any of the other plans of the Company but subsequently lapsed. For the avoidance of doubt, “Lapsed Shares” shall exclude “Cancelled Shares”.

(t)“Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange (as amended from time to time).

(u)“Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 11(d)(iv) of the Plan.

(v)“Non-Employee Director” shall mean a director of the Company who is not also an employee of the Company or any Subsidiary.

(w)“Option” means an Award granted under Section 7.

(x)“Option Agreement” means any agreement between the Company and a Participant who has been granted an Option pursuant to Section 7 which defines the rights and obligations of the parties thereto.

(y)“Option Period” means the period described in Section 7(c).

(z)“Option Price” means the exercise price for an Option as described in Section 7(a).

(aa)“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6.

(bb)“Performance Compensation Award” shall mean any Share-based Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

(cc)“Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Subsidiary, division or operational unit of the Company) and shall be limited to the following:

(i)net earnings or net income;

(ii)basic or diluted earnings per share;

(iii)net revenue or net revenue growth;

(iv)operating profit;

(v)return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);

(vi)cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(vii)earnings before or after taxes, interest, depreciation, amortization and/or rents;

(viii)share price (including, but not limited to, growth measures and total shareholder return);

(ix)expense targets;

(x)margins;

(xi)operating efficiency; and

(xii)objective measures of customer satisfaction.

Any one or more of the Performance Criterion may be used to measure the performance of the Company and/or a Subsidiary as a whole or any business unit of the Company and/or an Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Criterion (xi) above as compared to various share market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph.

(dd)“Performance Formula” shall mean, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(ee)“Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period, or at any time thereafter, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants based on the following events:

(i)asset write-downs,

(ii)litigation or claim judgments or settlements,

(iii)the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results,

(iv)any reorganization and restructuring programs,

(v)extraordinary non-recurring items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year,

(vi)acquisitions or divestitures,

(vii)any other unusual or non-recurring events,

(viii)foreign exchange gains and losses, and

(ix)a change in the Company’s fiscal year.

(ff)“Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

(gg)“Plan” means this Equity Award Plan.

(hh)“Related Party” means (i) any spouse, child, stepchild, sibling or descendant of Adelson, (ii) any estate of Adelson or any person described in clause (i), (iii) any person who receives a beneficial interest in the Company or any Subsidiary from any estate described in clause (ii) to the extent of such interest, (iv) any executor, personal administrator or trustee who hold such beneficial interest in the Company or any Subsidiary for the benefit of, or as fiduciary for, any person under clauses (i), (ii) or (iii) to the extent of such interest, (v) any corporation, trust or similar entity owned or controlled by Adelson or any person referred to in clause (i), (ii), (iii) or (iv) or for the benefit of any person referred to in clause (i), or (vi) the spouse or issue of one or more of the persons described in clause (i).

(ii)“Restricted Period” means, with respect to any Award of Restricted Share or any Restricted Share Unit, the period of time determined by the Committee during which such Award is subject to the restrictions set forth in Section 9 or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(jj)“Restricted Share” means Share(s) issued or transferred to a Participant subject to forfeiture and the other restrictions set forth in Section 9.

(kk)“Restricted Share Unit” means a hypothetical investment equivalent to one Share granted in connection with an Award made under Section 9.

(ll)“Share-based Award(s)” means Option(s), Restricted Share(s), Restricted Share Unit(s), Share Bonus(es), SAR(s) or similar share-based award(s) under the Plan.

(mm)“Share(s)” means ordinary shares of US$0.01 each in the capital of the Company or, if there has been a capitalization issue, rights issue, sub-division or consolidation of shares or reduction of capital in the share capital of the Company, shares forming part of the ordinary equity share capital of the Company of such other nominal amount as shall result from any such capitalization issue, rights issue, sub-division or consolidation of shares or reduction of capital in the share capital of the Company.

(nn)“Share Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(oo)“Share Bonus” means an Award granted under Section 10 of the Plan.

(pp)“Shareholder(s)” means shareholder(s) of the Company.

(qq)“Stock Exchange” means The Stock Exchange of Hong Kong Limited.

(rr)“Strike Price” means, (i) in the case of a SAR granted in tandem with an Option, the Option Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value of a Share on the Date of Grant.

(ss)“Subsidiary” means any subsidiary of the Company as defined under the Listing Rules.

(tt)“substantial shareholder” has the meaning ascribed to it under the Listing Rules;

(uu)“Vested Unit” shall have the meaning ascribed thereto in Section 9(d).

For the avoidance of doubt, all references in this Plan to (i) any requirement for a notice, letter, document or any other form of communication to be in written form (or anything to the similar effect) may be satisfied by any modes of reproducing words in a legible and non-transitory form, including by way of electronic mail or messages; and (ii) any agreement between any person or entity (including any Award agreement and Option Agreement) and any grant, offer, acceptance or other action to be performed by any person or entity may be evidenced in any modes of reproducing words in a legible and non-transitory form, whether in paper or electronic form.

3.Effective Date, Duration and Shareholder Approval

The Plan shall be effective as of the Effective Date, conditional upon:
17.02(1)(a)
(i)the passing of an ordinary resolution to approve the Plan by the Shareholders at a general meeting of the Company; and

(ii)the Listing Committee of the Stock Exchange granting approval to the listing of, and permission to deal in, any new Shares to be issued and allotted, where applicable, in respect of the Options granted under the Plan.

The expiration date of the Plan, on and after which no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that the administration of the Plan shall continue in effect until all matters relating to Awards previously granted have been settled and the terms and conditions of the Plan shall continue to apply to such Awards.
17.03(11)

4.Administration

(a)The Committee shall administer the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

(b)Subject to the provisions of the Plan and applicable law and applicable rules and regulations of any securities exchange, the Committee shall have the power, and in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant and to grant such Awards; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions, including performance targets (including designating an Award to be a Performance Compensation Award under Section 11, if applicable), of any Award; (v) determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances, the delivery of cash, Shares, other securities, other Options, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations; (ix) appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
17.03(7)

(c)Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all parties, including, without limitation, the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, and any Shareholder.

(d)No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.

(e)Subject to the provisions of the Plan and applicable law and applicable rules and regulations of any securities exchange, the Committee may delegate to the Chief Executive Officer of the Company the authority to grant Awards under the Plan to any Eligible Person (other than a Non-Employee Director), provided that such grants are consistent with guidelines established by the Committee from time to time.

5.Grant of Awards; Shares Subject to the Plan

Subject to Section 4, the Committee may, from time to time, grant Awards of Options, Share Appreciation Rights, Restricted Share, Restricted Share Units, Share Bonuses and/or Performance Compensation Awards to one or more Eligible Persons, and unless the Award agreement between the Company and the Eligible Person specifies otherwise, no consideration shall be payable by the Eligible Person upon acceptance of the Award; provided, however, that:
17.03(8)

(a)Shares shall be deemed to have been used in settlement of Awards whether they are actually delivered or the Fair Market Value equivalent of such Shares is paid in cash; provided, however, that Shares delivered (either directly or by means of attestation) in full or partial payment of the Option Price in accordance with Section 7(b) shall be deducted from the number of Shares delivered to the Participant pursuant to such Option for purposes of determining the number of Shares acquired pursuant to the Plan. In accordance with (and without limitation upon) the preceding sentence, if and to the extent (x) an Award (other than an Option) under the Plan expires, terminates or is cancelled for any reason whatsoever, or (y) an Option lapses in accordance with the terms of this Plan, without the Participant having received any benefit therefrom, the Shares covered by such Award shall again become available for future Awards under the Plan. For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” (i) in the case of forfeited Restricted Share Awards by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture or (ii) in the case of an Award pursuant to Section 5(j) by reason of a new Award being granted in substitution therefor.

(b)Shares delivered by the Company in settlement of Awards may be authorized and previously unissued Shares, Shares purchased on the open market or by private purchase, or a combination of the foregoing.

(c)Subject to Section 13, no individual Eligible Person may be granted Share-based Awards during the duration of the Plan which, when aggregated with:	Note to 17.03(4)

(i)any Shares issued upon exercise of similar share-based awards under this Plan or any of the other plans of the Company which have been granted to that Eligible Person, if any;

(ii)any Shares which would be issued upon the exercise of the outstanding Share-based Awards and the share-based awards under the other plans of the Company granted to that Eligible Person, if any; and

(iii)any Cancelled Shares, cancelled Restricted Shares, cancelled Share Bonuses or cancelled SARs or like cancelled shares under similar share-based awards under this Plan or any of the other plans of the Company which had been granted to and accepted by that Eligible Person, in any 12-month period prior to (and including) the Date of Grant, exceed 1 per cent of the number of Shares in issue on the Date of Grant.

(d)If the Committee determines to offer any of the Share-based Awards to an Eligible Person which exceed the limit set out in Section 5(c) above, that grant shall be subject to:

(i)the issue of a circular by the Company containing the identity of the Eligible Person, the numbers of and terms of the Share-based Awards to be granted (and other share-based awards previously granted to such person as described above), and such other information as required by the Listing Rules; and

(ii)the approval of the Shareholders in general meeting and/or other requirements prescribed under the Listing Rules from time to time with such Eligible Person and his close associates (or his associates if the person is a connected person of the Company under the Listing Rules) abstaining from voting; and

Unless otherwise provided in the Listing Rules, the date on which the Committee grants or the date of the meeting at which the Committee resolves to grant the proposed Options to that Eligible Person shall be taken as the Date of Grant for the purpose of determining the Option Price.

(e)Unless further approval has been obtained pursuant to Sections 5(f) and/or 5(g) and subject to Section 5(h), the maximum number of Shares in respect of which Share-based Awards and similar share-based awards under the other plans of the Company may be granted is in aggregate 808,619,139, representing 10 per cent of the Shares in issue as at the Approval Date (“Scheme Limit”). The Share-based Awards lapsed in accordance with this Plan shall not be counted for the purpose of the calculating the Scheme Limit.

As at the Date of Grant of any proposed grant of Share-based Awards, the maximum number of Shares in respect of which Share-based Awards may be granted is the Scheme Limit less the aggregate of the following Shares (if any) as at that Date of Grant:
17.03(3) Note (1) to 17.03(3)

(i)the number of Shares which would be issued on the exercise in full of (1) the Share-based Awards and/or (2) similar share-based awards under the other plans of the Company, each granted but not cancelled, lapsed or exercised;

(ii)(if any) the number of Shares which have been issued and allotted pursuant to the exercise of any Share-based Awards and/or similar share-based awards under the other plans of the Company; and

(iii)(if any) the number of Cancelled Shares, cancelled Restricted Shares, cancelled Share Bonuses or cancelled SARs or like cancelled Shares under similar share-based Awards under this Plan and the other plans of the Company .

(f)Subject to Section 5(h), the issue of a circular by the Company which complies with Rules 17.03(3) and 17.06 of the Listing Rules and the approval of the Shareholders in general meeting and such other requirements prescribed under the Listing Rules from time to time, the Scheme Limit may be refreshed from time to time to 10 per cent of the Shares then in issue (“New Scheme Limit”) as at the date of such Shareholders' approval (“New Approval Date”). The Share-based Awards previously granted and/or similar share-based awards granted under the other plans of the Company (including those awards outstanding, cancelled, lapsed in accordance with this Plan or the relevant plan(s), or awards exercised) will not be counted for the purpose of calculating the New Scheme Limit. Thereafter, as at the Date of Grant of any proposed grant of Share-based Awards, the maximum number of Shares in respect of which Share-based Awards may be granted is the New Scheme Limit less the aggregate of the following Shares (if any) as at that Date of Grant:
Note (1) to 17.03(3)

(i)the number of Shares which would be issued on the exercise in full of (1) the Share-based Awards and/or (2) share-based awards under the other plans of the Company, each granted (but not exercised) on or after the New Approval Date;

(ii)the number of Shares which have been issued and allotted pursuant to the exercise of (1) the Share-based Awards and/or (2) similar share-based awards under the other plans of the Company, each granted on or after the New Approval Date; and

(iii)the number of Cancelled Shares, cancelled Restricted Shares, Share Bonuses or SARs or like cancelled Shares under similar share-based awards under this Plan and the other plans of the Company, each granted on or after the New Approval Date.

(g)Subject to Section 5(h), the issue of a circular by the Company to the Shareholders and the approval of the Shareholders in general meeting in compliance with Rules 17.03(3) and 17.06 of the Listing Rules and/or such other requirements prescribed under the Listing Rules from time to time, the Board may grant Share-based Awards exceeding the Scheme Limit to Eligible Persons specifically identified by the Board. The circular issued by the Company to the Shareholders shall contain a generic description of the specified Eligible Persons who may be granted such Share-based Awards, the number and terms of the Share-based Awards to be granted, the purpose of granting Share-based Awards to the specified Eligible Persons with an explanation as to how the Share-based Awards serve such purpose, the information required under Rule 17.02(2)(d) and the disclaimer required under Rule 17.02(4) of the Listing Rules and/or such other information required under the Listing Rules from time to time.

(h)Notwithstanding any other provision in this Plan, the Shares which may be issued upon exercise of all outstanding Share-based Awards granted and yet to be exercised under the Plan and similar share-based awards granted under any other award plans of the Company at any time shall not exceed 30 per cent of the Shares in issue from time to time (the “Maximum Limit”). No Share-based Awards or similar share-based awards under the other plans of the Company shall be granted if this will result in the Maximum Limit being exceeded.
Note (2) to 17.03(3)

(i)If the Company conducts a share consolidation or subdivision after the Scheme Limit or the New Scheme Limit (if any) has been approved in a general meeting of the Company, the maximum number of Shares that may be issued upon exercise of all Share-based Awards and similar share-based awards to be granted under all of the plans of the Company under the Scheme Limit or the New Scheme Limit (as the case may be) as a percentage of the total number of issued Shares at the date immediately before and after such consolidation or subdivision shall be the same.
Note (3) to 17.03(3)

(j)Without limiting the generality of the preceding provisions of this Section 5, the Committee may, but solely with the Participant’s consent, agree to cancel any Award under the Plan and issue a new Award in substitution therefor upon such terms as the Committee may in its sole discretion determine, provided that the substituted Award satisfies all applicable Plan requirements and the requirements of any stock exchange and stock quotation system on or over which the Shares are listed or traded, as applicable, as of the date such new Award is granted.
17.03(14)

6.Eligibility

Participation shall be limited to Eligible Persons who have entered into an Award agreement with the Company or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
17.03(2)

7.Options

The Committee is authorized to grant one or more Options to any Eligible Person. Each Option so granted shall be subject to the conditions set forth in this Section 7, or to such other conditions as may be reflected in the applicable Option Agreement.

(a)Option Price. The exercise price (“Option Price”) per Share for each Option shall be set by the Committee at the time of grant but shall not be less than the highest of:
17.03(9)
(i)the official closing price of the Shares as stated in the daily quotation sheet of the Stock Exchange on the Date of Grant which must be a Business Day;

(ii)the average of the official closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange for the 5 Business Days immediately preceding the Date of Grant; and

(iii)the nominal value of a Share.

(b)Manner of Exercise and Form of Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Option Price therefor, or (where applicable) an irrevocable instruction issued therefor in accordance with (ii)(B) below, is received by the Company. Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee or a person designated by the Committee to receive such notice accompanied by payment of the Option Price. The Option Price shall be payable (i) in cash and/or Shares valued at the Fair Market Value on the date the Option is exercised (including by means of attestation of ownership of a sufficient number of Shares in lieu of actual delivery of such Shares to the Company); (ii) in the discretion of the Committee, either (A) in other property having a fair market value on the date of exercise equal to the Option Price or (B) by delivering to the Committee a copy of irrevocable instruction to a stockbroker to deliver promptly to the Company an amount of loan proceeds, or proceeds from the sale of the Shares subject to the Option, sufficient to pay the Option Price or (iii) by such other method as the Committee may allow. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in the manner described in clause (i) (in relation to payment in Shares), (ii) or (iii) of the preceding sentence if the Committee determines that exercising an Option in such manner would violate any other applicable law or the applicable rules and regulations of any securities exchange or inter dealer quotation system on which the securities of the Company or any Subsidiaries are listed or traded.

The exercise of any Option shall be subject to the Shareholders in general meeting approving any necessary increase in the authorised share capital of the Company.

(c)Vesting, Option Period and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period (not to exceed ten years from the date upon which such Option is deemed to be granted in accordance with Section 7(d) below) as may be determined by the Committee (the “Option Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires.
17.03(5) 17.03(6)

(d)Option Agreement - Other Terms and Conditions. Each Option granted under the Plan shall be evidenced by an Option Agreement. Except as specifically provided otherwise in such Option Agreement, each Option granted under the Plan shall be subject to the following terms and conditions:

(i)Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

(ii)No Shares shall be delivered pursuant to any exercise of an Option until the Company has received full payment of the Option Price therefor in accordance with Section 7(b) and other applicable terms of this Plan. Each Option shall cease to be exercisable, as to any Share, when the Participant exercises the Option or exercises a related SAR or when the Option lapses.

(iii)Subject to Section 12(k), Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by him or her, and upon any breach of this condition by the Participant, the Company shall, at the sole discretion of the Board or the Committee, cancel the relevant Option(s) (or any part thereof) at any time.
17.03(17)

(iv)Each Option shall vest and become exercisable by the Participant in accordance with the vesting schedule established by the Committee and set forth in the Option Agreement.	17.03(6)

(v)At the time of any exercise of an Option, the Committee may, in its sole discretion, require a Participant to deliver to the Committee a written representation that the Shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof and any other representation deemed necessary by the Committee to ensure compliance with all applicable securities laws and regulations. Upon such a request by the Committee, delivery of such representation prior to the delivery of any Shares issued upon exercise of an Option shall be a condition precedent to the right of the Participant or such other person to exercise the Option to acquire any Shares. In the event certificates for Shares are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable securities laws and regulations.

(vi)An Option Agreement may, but need not, include a provision whereby a Participant may elect, at any time before the termination of the Participant’s employment with the Company, to exercise the Option as to any part or all of the Shares subject to the Option prior to the full vesting of the Option.

(e)Options to Connected Persons. Subject to Sections 5(d), 5(f), 5(g) and 7(e)(ii), if the Board determines to grant Options to a director, chief executive or substantial shareholder of the Company or any of their respective associates, such grant shall be subject to the approval by the independent non-executive directors of the Company (excluding any independent non-executive director of the Company who is a Participant of the grant in question).
17.04(1)

(i)If the Committee determines to (i) grant Options to a substantial shareholder or an independent non-executive director of the Company (or any of their respective associates) and that grant would result in the Shares issued and to be issued upon exercise of all Share-based Awards (including Options) and similar share-based awards under other plans of the Company already granted and to be granted (including those exercised, cancelled and outstanding) to such person in the 12-month period prior to and including the Date of Grant: (a) representing in aggregate over 0.1 per cent, or such other percentage as may be from time to time provided under the Listing Rules, of the Shares in issue on the Date of Grant; and (b) having an aggregate value, based on the official closing price of the Shares as stated in the daily quotation sheet of the Stock Exchange on the Date of Grant, in excess of HK$5 million or such other sum as may be from time to time provided under the Listing Rules or (ii) change any terms of the Options granted to a substantial shareholder or an independent non-executive director of the Company (or any of their respective associates), such grant (or such change of terms, as the case may be) shall be subject to, in addition to the approval of the independent non-executive directors of the Company as referred to under Section 7(e)(i), the issue of a circular by the Company to the Shareholders and the approval of the Shareholders in general meeting by way of a poll at which the subject Participant, his associates and all core connected persons (as defined in the Listing Rules) of the Company shall abstain from voting in favour at the general meeting, and/or such other requirements prescribed under the Listing Rules from time to time. Unless provided otherwise in the Listing Rules, the date of the Committee meeting at which the Committee proposes to grant the proposed Options to that Eligible Person (or such change of terms, as the case may be) shall be taken as of the Date of Grant for the purpose of determining the Option Price.
17.04(1) Note 1 to 17.04

(ii)The circular to be issued by the Company to the Shareholders pursuant to Section 7(e)(i) shall contain the following information: (a) the details of the number and terms (including the Option Price) of the Options to be granted to each Eligible Person which must be fixed before the Shareholders' meeting and the date of the Committee meeting for proposing such further grant shall be taken as the Date of Grant for the purpose of calculating the Option Price of such Options; (b) a recommendation from the independent non-executive directors of the Company (excluding any independent non-executive director who is the relevant grantee) to the independent Shareholders as to voting; (c) the information required under Rules 17.02(2)(c) and (d) and the disclaimer required under Rule 17.02(4) of the Listing Rules; and (d) the information required under Rule 2.17 of the Listing Rules.
17.04(3)

(f)Voting, Dividend and Other Rights

No dividends shall be payable in relation to Shares that are the subject of Options that have not been exercised. The Shares to be allotted and issued upon the exercise of an Option shall not carry dividend and voting rights until completion of the registration of the Participant (or such other person nominated by the Participant in accordance with this Plan) as the holder thereof. Subject as aforesaid, the Shares to be allotted and issued upon the exercise of an Option shall be subject to all the provisions of the constitutional documents of the Company for the time being in force and shall rank pari passu in all respects with and shall have the same voting, dividend, transfer and other rights, including those arising on liquidation of the Company as attached to the fully-paid Shares in issue on the date of issue, in particular but without prejudice to the generality of the foregoing, in respect of voting, transfer and other rights, including those arising on a liquidation of the Company and rights in respect of any dividend or other distributions paid or made on or after the date of issue.
17.03(10) 17.03(15)

(g)Lapse of Option Without prejudice to Sections 13 and 14, an Option shall lapse automatically and not vest (to the extent not already vested) after the earliest of:-	17.03(12)

(i)the expiry of the Option Period;

(ii)the expiry of any of the periods referred to below:

(A)Death/Disability. if the Participant’s employment with the Company and its Subsidiaries terminates on account of the Participant’s death or by the Company or any Subsidiary due to Disability, the unvested portion of the Option shall expire on the date of termination and the vested portion of the Option shall remain exercisable (to the extent not already exercised) by the Participant (or his personal legal representative(s) or guardian(s) in accordance with applicable laws) through the earlier of (X) the expiration of the Option Period or (Y) one year following the date of termination on account of death or Disability;

(B)Termination Other than due to Death/Disability or for Cause. if the Participant’s employment with the Company and its Subsidiaries is terminated for any reason other than (i) on account of the Participant’s death or by the Company or any Subsidiary due to Disability or (ii) for Cause, the unvested portion of the Option shall expire on the date of termination and the vested portion of the Option shall remain exercisable (to the extent not already exercised) by the Participant through the earlier of (X) the expiration of the Option Period or (Y) ninety (90) days following such termination;

(C)Termination for Cause. if the Participant’s employment with the Company or a Subsidiary is terminated by the Company or that Subsidiary for Cause, both the unvested and the vested portions (to the extent not already exercised) of the Option shall terminate on the date of such termination;

(D)if a general offer (whether by way of take-over offer, share repurchase offer or scheme of arrangement or otherwise in like manner) is made to all the holders of Shares (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or in concert with the offeror), the Company shall use all reasonable endeavours to procure that such offer is extended to all the Participants (on the same terms mutatis mutandis, and assuming that they shall become, by the vesting and exercise in full of the Options granted to them, Shareholders). If such offer (other than a scheme of arrangement), having been conducted in accordance with applicable laws and regulatory requirements, becomes or is declared unconditional, or such scheme of arrangement is formally proposed to the Shareholders, the Participant (or his legal personal representative(s)) shall, notwithstanding any other terms on which his Options were granted, be entitled to exercise his Option in full (to the extent not already exercised) to its full extent or to the extent specified in the Participant’s notice to the Company in exercise of his option at any time up to 14 days after the date on which (i) such offer becomes or is declared unconditional or (ii) such scheme is approved by the Shareholders in accordance with applicable laws and regulatory requirements (or any other date as the Committee reasonably determines). Subject to the above, an Option (to the extent not already exercised) will lapse automatically on the last date on which such Option may be exercised in accordance with this paragraph;

(E)if, pursuant to the Companies Law, a compromise or arrangement between the Company and its members and/or creditors is proposed for the purposes of or in connection with a scheme for the restructuring of the Company or its amalgamation with any other company or companies, the Company shall give notice thereof to all the Participants (together with a notice of the existence of the provisions of this paragraph) on the same day as it despatches to members and/or creditors of the Company a notice summoning the meeting to consider such a compromise or arrangement, and any Participant may by notice in writing to the Company accompanied by a remittance for the full amount of the aggregate subscription price for the Shares in respect of which the notice is given (such notice to be received by the Company not later than two Business Days prior to the proposed meeting), exercise the Option to its full extent or to the extent specified in the notice and the Company shall as soon as possible and in any event no later than the Business Day immediately prior to the date of the proposed meeting, allot and issue such number of Shares to the Participant which falls to be issued upon such exercise of the Option credited as fully paid, and register the Participant as a holder thereof. With effect from the date of such meeting, the rights of all Participants to exercise their respective Options shall forthwith be suspended. Upon such compromise or arrangement becoming effective, all Options shall, to the extent that they have not been exercised, lapse. The Board shall endeavour to procure that the Shares issued as a result of the exercise of Options in such circumstances shall for, the purposes of such compromise or arrangement, form part of the issued and outstanding share capital of the Company on the effective date thereof, and that such Shares shall in all respects be subject to such compromise or arrangement. If, for any reason, such compromise or arrangement is not approved by the relevant court (whether upon the terms presented to the relevant court or upon any other terms as may be approved by such court) the rights of the Participants to exercise their respective Options shall, with effect from the date of the making of the order by the relevant court, be restored in full as if such compromise or arrangement had not been proposed by the Company, and no claim shall lie against the Company or any of its officers for any loss or damage sustained by any Participant as a result of the aforesaid suspension; and

(F)in the event a notice is given by the Company to its Shareholders to convene a general meeting for the purposes of considering, and if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall on the same date as or soon after it despatches such notice to each member of the Company give notice thereof to all Participants and thereupon, each Participant (or in the case of the death of the Participant, his personal legal representative(s)) shall be entitled to exercise all or any of his Options at any time not later than two Business Days prior to the proposed general meeting of the Company by giving notice in writing to the Company, accompanied by a remittance for the full amount of the aggregate Option Price for the Shares in respect of which the notice is given whereupon the Company shall, as soon as possible, and, in any event, no later than the Business Day immediately prior to the date of the proposed general meeting referred to above, allot the relevant Shares to the Participant credited as fully paid and register the Participant as holder thereof.

(iii)the date on which the scheme of arrangement of the Company referred to in Section 7(g)(ii)(D) becomes effective;

(iv)the date of commencement of the winding-up of the Company (as determined in accordance with the Companies Law); and

(iv)the date on which the Board or the Committee shall exercise the Company's right to cancel the Option at any time after the Participant commits a breach of Section 7(d)(iii) or the Options are cancelled in accordance with this Plan.

(h)Restriction on the Time of Grant of Option For so long as the Shares are listed on the Stock Exchange, the Board shall not grant any Option after inside information has come to its knowledge until such inside information has been announced pursuant to the requirements of the Listing Rules and the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong). In particular, no Options shall be granted during the period commencing one month preceding the earlier of:	17.05

(i)the date of the Board meeting (as such date is first notified to the Stock Exchange in accordance with the Listing Rules) for the approval of the Company’s results for any year, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and

(ii)the deadline for the Company to publish an announcement of its results for (i) any year or half-year period in accordance with the Listing Rules, and (ii) where the Company has elected to publish them, any quarterly or any other interim period, and ending on the date of actual publication of such results announcement for such year, half year, quarterly or interim period (as the case may be), and no Option may be granted during any period of delay in publishing a results’ announcement,

and where the grant of Options is to a director or a “relevant employee” (as defined below), no Option shall be granted on any day on which the financial results of the Company are published and:	App 10, Rule A(3)(a)

(i)during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(ii)during the period of 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results.

“Relevant employee” as used in this paragraph shall include any employee of the Company or a director or employee of a Subsidiary or holding company of the Company who, because of such office or employment, is likely to possess inside information in relation to the Company or its securities.
App 10, para A13

This Section 7(h) shall apply mutatis mutandis to all Share-based Awards as if reference to an “Option” refers to such Share-based Award.

8.Share Appreciation Rights

Any Option granted under the Plan may include SARs, either at the Date of Grant or, by subsequent amendment. The Committee also may award SARs to Eligible Persons independent of any Option. A SAR shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, including, but not limited to, the following:

(a)    Vesting, Transferability and Expiration. A SAR granted in tandem with an Option shall become exercisable, be transferable and shall expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall become exercisable, be transferable and shall expire in accordance with a vesting schedule, transferability rules and expiration provisions as established by the Committee and reflected in an Award agreement.
(b)    Automatic exercise. If on the last day of the Option Period (or in the case of a SAR independent of an Option, the period established by the Committee after which the SAR shall expire), the Fair Market Value of a Share in respect of an unexercised SAR exceeds its Strike Price, the Participant has not exercised the SAR or the corresponding Option, and neither such SAR nor (if applicable) the corresponding Option has expired, such SAR (to the extent not exercised) shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.
(c)    Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to (A) the number of shares subject to such SAR, multiplied by (B) the excess, if any, of the Fair Market Value of one Share on the exercise date over the Strike Price. The Company shall pay such amount either (i) in cash, (ii) in Shares valued at Fair Market Value equivalent to the amount payable (fractional Shares shall be settled in cash), or (iii) any combination thereof, as determined by the Committee.
(d)    Method of Exercise. A Participant may exercise a SAR in full or in part, within the period and at such time or times as may be determined by the Committee at the time of grant, by filing an irrevocable written notice with the Committee or its designee, specifying the number of SARs to be exercised, and the date on which such SARs were awarded.
(e)    Expiration. Except as otherwise provided in the case of SARs granted in tandem with Options, a SAR shall expire on a date designated by the Committee which is not later than ten years after the Date of Grant of the SAR.

9.Restricted Shares and Restricted Share Units

(a)Award of Restricted Shares and Restricted Share Units.

(i)The Committee shall have the authority (A) to grant Restricted Shares and Restricted Share Units to Eligible Persons, (B) to issue or transfer Restricted Shares to Participants, and (C) to establish terms, conditions and restrictions applicable to such Restricted Shares and Restricted Share Units, including the Restricted Period, as applicable, which may differ with respect to each Participant, the time or times at which Restricted Shares or Restricted Share Units shall be granted or become vested and the number of Shares or units to be covered by each grant.
(ii)Each Participant granted with Restricted Shares shall execute and deliver to the Company an Award agreement with respect to the Restricted Shares setting forth the restrictions and other terms and conditions applicable to such Restricted Shares. If the Committee determines that the Restricted Shares shall be held in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee and (B) the appropriate blank instrument of transfers with respect to the Restricted Shares covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Shares and, if applicable, an escrow agreement and instrument of transfers, the Award shall be null and void. Subject to the restrictions set forth in Section 9(b), a Participant who holds Restricted Share(s) generally shall have the rights and privileges of a Shareholder as to such Restricted Shares, including the right to vote such Restricted Shares, provided that, at the discretion of the Committee, cash dividends and dividends with respect to the Restricted Shares may be either currently paid to the Participant or withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or dividends so withheld by the Committee and attributable to any Restricted Shares (and earnings thereon, if applicable) shall be distributed to the Participant upon the release of restrictions as determined by the Committee on such Restricted Share and, if such Share is forfeited, the Participant shall have no right to such cash dividends, dividends or earnings (including any interest credited to any of the foregoing, if applicable).

(iii)Upon the grant of Restricted Shares, the register of members shall be updated and the Committee shall cause a share certificate registered in the name of the Participant to be issued and, if it so determines, deposited together with the instrument of transfer with an escrow agent designated by the Committee. If an escrow arrangement is used, the Committee may cause the escrow agent to issue to the Participant a receipt evidencing any share certificate held by it, registered in the name of the Participant.

(iv)The terms and conditions of a grant of Restricted Share Units shall be reflected in a written Award agreement. No Shares shall be issued at the time a Restricted Share Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. For the avoidance of doubt, except as otherwise specifically provided under the Plan, a Participant who holds Restricted Share Unit(s) shall not be entitled to have any rights and privileges of a Shareholder with respect to the Share(s) associated with the relevant Restricted Share Unit(s). At the discretion of the Committee, each Restricted Share Unit (representing one Share) may be credited with cash and dividends equivalents paid by the Company in respect of one Share (“Dividend Equivalents”). At the discretion of the Committee, Dividend Equivalents may be either currently paid to the Participant or withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Share Unit (and earnings thereon, if applicable) shall be distributed to the Participant upon settlement of such Restricted Share Unit and, if such Restricted Share Unit is forfeited, the Participant shall have no right to such Dividends Equivalents (including any interest credited to any of the Dividend Equivalents, if applicable).

(b)Restrictions.

(i)Restricted Shares awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the share certificate; (B) the Shares shall be subject to the restrictions on transferability set forth in the Award agreement; (C) the Shares shall be subject to forfeiture to the extent provided in Section 9(d) and the applicable Award agreement; and (D) to the extent such Shares are forfeited, the share certificates shall be returned to the Company, and all rights of the Participant to such Shares and as a Shareholder shall terminate without further obligation on the part of the Company.

(ii)Restricted Share Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award agreement, and to the extent such Restricted Share Units are forfeited, all rights of the Participant to such Restricted Share Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award agreement.

(iii)The Committee shall have the authority to remove any or all of the restrictions on the Restricted Share and Restricted Share Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Shares or Restricted Share Units are granted, such action is appropriate.

(c)Restricted Period. The Restricted Period of Restricted Shares and Restricted Share Units shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Shares and Restricted Shares Units indicated in a schedule established by the Committee in the applicable Award agreement.

(d)Delivery of Restricted Shares and Settlement of Restricted Share Units. Upon the expiration of the Restricted Period with respect to any Restricted Shares and satisfaction of such other terms and conditions as may be set by the Committee in its sole discretion, the restrictions set forth in Section 9(b) and the applicable Award agreement shall be of no further force or effect with respect to such Shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing Restricted Shares which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full Share) and any cash dividends or dividends credited to the Participant’s account with respect to such Restricted Shares and the interest thereon, if any.

Upon the expiration of the Restricted Period and satisfaction of such other terms and conditions (including any applicable Performance Goals) as may be set by the Committee in its sole discretion with respect to any outstanding Restricted Share Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Share for each such outstanding Restricted Share Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 9(a)(iv) hereof and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award agreement, the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Shares in lieu of delivering only Shares for Vested Units or (ii) delay the delivery of Shares (or cash or part Shares and part cash, as the case may be) beyond the expiration of the Restricted Period. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of such Shares as of the date of expiry of the Restricted Period with respect to such Vested Units.

With respect to each Restricted Share or Restricted Share Unit, where the applicable condition(s) (such as any Performance Goals) in respect thereof have not been satisfied (or waived by the Committee in its sole discretion) on the date of expiry of the applicable Restricted Period, such Restricted Share or Restricted Share Unit shall be deemed as forfeited on such date of expiry of the Restricted Period, and all rights of the Participant to such Restricted Share or Restricted Share Unit shall terminate without further obligation on the part of the Company, and the holder of such Restricted Share so deemed to be forfeited shall return the share certificates in respect of such Restricted Share to the Company.

(e)Share Restrictions. Each certificate representing Restricted Shares awarded under the Plan shall bear a legend substantially in the form of the following until the lapse of all restrictions with respect to such Shares as well as any other information the Company deems appropriate:

Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of the Sands China Ltd. Equity Award Plan and a Restricted Share Purchase and Award Agreement, dated as of _____________, between Sands China Ltd. and __________________. A copy of such Plan and Agreement is on file at the offices of Sands China Ltd.

Stop transfer orders shall be entered with the Company’s transfer agent and registrar against the transfer of legended securities.

10.Share Bonus Awards

The Company may issue unrestricted Shares under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. A Share Bonus Award under the Plan shall be granted as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions.

11.Performance Compensation Awards

(a)General. The Committee shall have the authority, at the time of grant of any Share-based Award described in Sections 7 through 10 (other than Options and Share Appreciation Rights granted with an Option Price or grant price, as the case may be, equal to or greater than the Fair Market Value per Share on the Date of Grant), to designate such Share-based Award as a Performance Compensation Award.

(b)Eligibility. The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period, or within the period specified by applicable law or regulation, which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 11. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c)Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is(are) to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period, the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 11(c) and record the same in writing.

(d)Payment of Performance Compensation Awards

(i)Condition to Receipt of Payment. Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii)Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(iii)Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 11(d)(iv) hereof, if and when it deems appropriate.

(iv)Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (a) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (b) increase a Performance Compensation Award above the maximum amount payable allowed under this Plan.

(v)Timing of Award Payments. Unless otherwise provided in the applicable Award agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 11.

(vi)Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan in any 12-month period up to the Date of Grant is 1 per cent of the Shares in issue as of the Date of Grant, or, in the event the Performance Compensation Award is paid in cash, the equivalent cash value of 1 per cent of the Shares in issue as of the Date of Grant on the first or last day of the Performance Period to which such Award relates, as determined by the Committee. Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Performance Compensation Award that is payable in Shares, by an amount greater than the appreciation of a Share from the date such Award is deferred to the payment date.

12.General

(a)Additional Provisions of an Award. Awards to a Participant under the Plan also may be subject to such other provisions (whether or not applicable to Awards granted to any other Participant) as the Committee determines appropriate, including, without limitation, provisions to assist the Participant in financing the purchase of Shares upon the exercise of Options, provisions for the forfeiture of or restrictions on resale or other disposition of Shares acquired under any Award, provisions giving the Company the right to repurchase Shares acquired under any Award in the event the Participant elects to dispose of such Shares, provisions allowing the Participant to elect to defer the receipt of payment in respect of Awards for a specified period or until a specified event, and provisions to comply with local securities laws and local tax withholding requirements. Any such provisions shall be reflected in the applicable Award agreement.

(b)Privileges of Share Ownership. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of ownership in respect of Shares which are subject to Awards hereunder until such Shares have been issued to that person.

(c)Government and Other Regulations. The obligation of the Company to grant or settle Awards in Shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell (or issue) or to sell (or issue), and shall be prohibited from offering to sell (or issue) or selling (or issue), any Shares pursuant to an Award made or granted hereunder unless the Company has received an opinion of counsel, satisfactory to the Company, that such Shares may be offered, issued or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. If the Shares offered for sale, issued or sold under the Plan are offered, issued or sold pursuant to an exemption from registration under the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32) of Hong Kong (or its equivalent legislation from time to time), the Company may restrict the transfer of such Shares and may legend the Share certificates representing such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

(d)Tax Withholding.

(i)A Participant may be required to pay to the Company or any Subsidiary, and the Company or any Subsidiary shall have the right, and is hereby authorized, to withhold from any Shares or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Shares or other property) of any required income tax withholding and payroll taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding and taxes.

(ii)Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability) by (A) the delivery of Shares owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise or settlement of the Award a number of Shares with a Fair Market Value equal to such withholding liability.

(e)Claim to Awards and Employment Rights. No employee of the Company or a Subsidiary, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or a Subsidiary.

(f)Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(g)Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(h)No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith (and no Participant or Eligible Person shall have any claim against them), and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(i)Governing Law. The Plan shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region.

(j)Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(k)Non-transferability.

(i)Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law and the Listing Rules, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Subsidiary; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
LR17.03(1)

(ii)Notwithstanding the foregoing, subject to compliance with applicable law and the Listing Rules, the Committee may, in its sole discretion, permit Awards (other than an Option) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to:

(A)any person who is a family member of the Participant, whereby “family member” shall include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employees household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

(collectively, the “Immediate Family Members”);

(B)a trust solely for the benefit of the Participant and his or her Immediate Family Members;

(C)a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or

(D)any other transferee as may be approved either (a) by the Board or the Committee in its sole discretion, or (b) as provided in the applicable Award agreement;

(each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (E) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (F) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise, and (G) the consequences of the termination of the Participant’s employment by, or services to, the Company or a Subsidiary under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.

(l)Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Subsidiaries and/or any other information furnished in connection with the Plan by any person or persons other than himself.

(m)Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(n)Expenses. The expenses of administering the Plan shall be borne by the Company and Subsidiaries.

(o)Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(p)Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(q)Termination of Employment. Unless an applicable Award agreement provides otherwise, for purposes of the Plan a person who transfers from employment or service with the Company to employment or service with a Subsidiary or vice versa shall not be deemed to have terminated employment or service with the Company or a Subsidiary.

(r)Severability. If any provision of the Plan or any Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

13.Changes in Capital Structure

With respect to Awards granted under the Plan and any agreements evidencing such Awards, and subject to the maximum number of Shares with respect to which any one Participant may be granted Awards during any period stated in Sections 5(c) or 11(d)(vi), the Committee shall make an equitable adjustment or substitution, in order to prevent substantial enlargement or dilution of a Participant’s rights in a manner consistent with the purposes of the Plan, as to the number, price or kind of a Share or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Shares or in the capital structure of the Company by reason of share or extraordinary cash dividends, share splits, reverse share splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, capitalization issues, rights issues, or other relevant changes in capitalization occurring after the Date of Grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrant equitable adjustment because it interferes with the intended operation of the Plan; provided, however, that the manner of any such equitable adjustment shall be determined by the Committee in its sole discretion in compliance with the Listing Rules and their decision shall be final and conclusive and binding on the Company and the Participants. Notwithstanding the above, in the event of any of the following:
17.03(13)

(a)The Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by Shareholders in a form other than shares or other equity interests of the surviving entity;

(b) All or substantially all of the assets of the Company are acquired by another person;

(c)The reorganization or liquidation of the Company; or

(d)The Company shall enter into a written agreement to undergo an event described in clauses (a), (b) or (c) above,

then the Committee may, in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and cause the holders thereof to be paid, in cash or shares, or any combination thereof, the value of such Awards based upon the price per share of Shares received or to be received by other Shareholders in the event. Subject to compliance with applicable requirements of the Listing Rules, the terms of this Section 13 may be varied by the Committee in any particular Award agreement.

14.Effect of Change in Control

(a)Except to the extent provided in a particular Award agreement:

(i)In the event of a Change in Control, notwithstanding any provision of the Plan or any applicable Award agreement to the contrary, the Committee may in its discretion provide that all Options and SARs shall become immediately exercisable with respect to 100 percent of the Shares subject to such Option or SAR, and/or that the Restricted Period shall expire immediately with respect to 100 percent of such Restricted Shares or Restricted Share Units (including a waiver of any applicable Performance Goals). To the extent practicable, such acceleration of exercisability and expiration of the Restricted Period (as applicable) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transaction with respect to the Shares subject to their Awards.

(ii)In the event of a Change in Control, all incomplete Performance Periods in effect on the date the Change in Control occurs shall end on the date of such change, and the Committee shall (A) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant, (B) cause to be paid to each Participant partial or full Awards with respect to Performance Goals for each such Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals, and (C) cause all previously deferred Awards to be settled in full as soon as possible.

(b)In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or Shares, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other Shareholders in the Change in Control event.

(c)The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

15.Non-exclusivity of the Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the Shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of share options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

16.Amendments and Termination

(a)Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that (i) no such amendment, alteration, suspension, discontinuation or termination shall be made without Shareholders’ approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including as necessary to comply with the Listing Rules and any applicable stock exchange listing requirement) and (ii) provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would impair the subsisting rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. However, such amendment, alteration, suspension, discontinuance or termination referred to in (ii) above may be effective without the consent of the affected Participant, holder or beneficiary if it is necessary to comply with any tax or regulatory requirement applicable to the Plan (as determined by the Committee).
7.03(16) 17.03(18)

(b)Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement and in compliance with the Listing Rules and any applicable law and regulation, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the subsisting rights of any Participant or any holder or beneficiary of any Option theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary; and provided, further, that, without Shareholders’ approval, no amendment or modification may reduce the Option Price of any Option.
17.03(14)

(c)The Board shall procure that details of this Plan and other plans of the Company and its Subsidiaries are disclosed in the annual reports and interim reports of the Company in compliance with the Listing Rules. The Board shall procure that upon the granting by the Company of an Option an announcement is published in accordance with applicable requirements of the Listing Rules.	17.07
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